Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
April 27, 2005	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
212-395-7726
robert.a.varettoni@verizon.com

Verizon Reports Continued Strong Results With EPS

Growth of 8.6 Percent, Revenue Growth of 6.6 Percent

Another Record-Breaking Quarter at Verizon Wireless; Solid Increases in

Wireline Data and Broadband; $1.8 Billion in First-Quarter Earnings

FIRST-QUARTER HIGHLIGHTS

Consolidated Results

•	63 cents in diluted EPS (earnings per share), up 8.6 percent year-over-year from 58 cents in adjusted EPS (non-GAAP measure)

Wireless

•	First-quarter Verizon Wireless record of 1.64 million net customer additions, up 18.0 percent; 45.5 million total customers, up 16.8 percent

•	Total quarterly revenues up 20.4 percent, to $7.4 billion; average monthly service revenue per customer up 2.1 percent; churn (customer turnover) of 1.33 percent, a new record low for the second consecutive quarter

Wireline

•	Verizon’s best-ever quarterly DSL line growth; 385,000 net new broadband connections (DSL and FiOS data customers), 3.9 million total broadband connections

•	Data revenues up 11.6 percent; long-distance revenues up 8.3 percent

Notes: Growth percentages cited above compare first quarter 2005 with first quarter 2004. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Discontinued operations in the prior-year quarterly period presented includes the operations of Verizon Information Services Canada, following an agreement to sell that business.

Verizon News Release, page 2

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today reported first-quarter 2005 earnings of $1.8 billion, or 63 cents per diluted share, as quarterly revenues increased 6.6 percent, driven by the fifth consecutive quarter of more than 20 percent total revenue growth year-over-year at Verizon Wireless.

The $1.8 billion in reported first-quarter 2005 earnings compares with $1.2 billion, or 43 cents per share, in the first quarter 2004. Verizon’s 63 cents per share in first-quarter 2005 earnings increased 8.6 percent compared with 58 cents per share in the first quarter 2004, when 2004 results are adjusted for special items, primarily for pension settlements associated with a voluntary separation plan (non-GAAP measure). No special items or adjustments are included in first-quarter 2005 results.

Consolidated revenues of $18.2 billion in the first quarter 2005 increased 6.6 percent, or $1.1 billion, compared with the first quarter 2004.

Verizon Wireless contributed $7.4 billion, or 40.8 percent, of first-quarter 2005 consolidated revenues. This compares with wireless revenues of $6.2 billion, or 36.1 percent of consolidated revenues, in the first quarter 2004. Total wireless revenues have increased by more than 10 percent year-over-year for 11 consecutive quarters, including the 20 percent-plus year-over-year increases for the past five quarters.

Operating revenues for Domestic Telecom, the company’s U.S. wireline business segment, were $9.5 billion in the first quarter 2005, a 1.2 percent decrease compared with $9.6 billion in the first quarter 2004. This is the segment’s lowest rate of revenue decline in nearly four years.

Sustained High Performance

“This is not only a great start to 2005, it’s also an improvement on key industry-leading results that Verizon has delivered over the past year,” said Ivan Seidenberg, Verizon chairman and CEO. “Our significant network investments have given us a technology platform to successfully compete for customers in changing and growing markets, as evidenced by our unrivaled results in wireless. Even as we continue to transform our business, we are driving revenue growth and sustaining high-performance operating metrics and financial results.

Verizon News Release, page 3

“In an outstanding first quarter, Verizon Wireless launched exciting new broadband services and improved on its industry-leading customer loyalty, while wireline produced strong revenue growth in the broadband, long-distance and data markets. Our margins continue to be stable as we continue to make strategic capital investments in growth markets.”

Record-Setting Wireless Quarter

Verizon Wireless added 1.64 million net new customers, the largest first-quarter customer increase in the history of the company. Wireless has added more than 6.5 million net new customers over the past year and now has a total of 45.5 million customers nationwide.

Customer turnover reached record-low levels for the second consecutive quarter. The total churn rate, a key measure of customer loyalty, was 1.33 percent for the first quarter 2005, down from 1.60 percent in the first quarter 2004 and 1.43 percent in the fourth quarter 2004. Churn among retail post-pay customers — representing 92 percent of the company’s customer base — was a record 1.11 percent for the first quarter 2005, compared with 1.35 percent for the first quarter 2004.

Wireline Broadband and Data Growth

Verizon added a net of 385,000 wireline broadband connections in the first quarter 2005 for a total of 3.9 million broadband connections — a growth rate of 48 percent compared with first quarter 2004. Wireline broadband connections include both DSL lines and new FiOS next-generation, fiber-optic-based services. DSL net additions in the first quarter 2005 were the highest quarterly total in Verizon’s history, representing the vast majority of the 385,000 total.

Revenues from wireline broadband services contributed to total wireline data revenues of $2.1 billion in the first quarter 2005, an 11.6 percent increase compared with $1.9 billion in the first quarter 2004.

Revenues from wireline long-distance services, including regional toll services, were $1.1 billion in the first quarter 2005, an 8.3 percent increase compared with $1.0 billion in the first quarter 2004. The number of Verizon long-distance lines in service rose to more than 18 million, an 11.6 percent increase compared with the first quarter 2004.

Verizon News Release, page 4

Expense Control and Cash Management

In the first quarter 2005, operating expenses increased 1.4 percent to $14.8 billion, compared with first-quarter 2004 operating expenses of $14.6 billion. On a comparable basis, first-quarter 2005 expenses increased 6.7 percent over first-quarter 2004 expenses adjusted to exclude the non-recurring pension settlements noted earlier (non-GAAP measure).

Verizon’s total debt at the end of the first quarter 2005 declined to $39.2 billion, compared with $39.3 billion at year-end 2004 and $44.5 billion at the end of the first quarter 2004.

Cash Flows From Operating Activities (CFFO) were $3.9 billion in the first quarter 2005, compared with $4.0 billion in the first quarter 2004. There were significant non-recurring cash outflows in both periods, including pension contributions and taxes on prior-year investment sales in the first quarter 2005 and severance payments in the first quarter 2004.

In the first quarter 2005, net cash used in investing activities was $4.3 billion, and net cash used in financing activities was $1.2 billion. Included in first-quarter 2005 investing activities were $3.6 billion in capital expenditures, which were $953 million higher than in the first quarter 2004 due to increased infrastructure investments to support broadband wireline and wireless growth and operational efficiency initiatives.

On a segment level, Domestic Telecom’s CFFO was $2.0 billion in the first quarter 2005, a 1.0 percent decrease compared with the first quarter 2004. Wireless CFFO was $3.0 billion in the first quarter 2005, a 32.4 percent increase compared with the first quarter 2004.

Business Segment Highlights

Following are first-quarter 2005 highlights from Verizon’s four business segments.

Wireline:

•	The average revenue per month per Verizon residential wireline customer rose to $49.95 in the first quarter 2005, a 4.6 percent increase compared with the first quarter 2004, as more customers continue to choose high-value communications services.

•	Approximately 58 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or a Verizon broadband connection, or both. This compares with 51 percent in the first quarter 2004.

Verizon News Release, page 5

•	Approximately 4.7 million Verizon Freedom packages were in service to residential and business customers by the end of the first quarter 2005, an increase of 1.1 million compared with the first quarter last year. Verizon Freedom plans help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access, available on one bill.

•	By the end of the first quarter, the company was constructing fiber-to-the-premises (FTTP) broadband networks in half the states where it offers landline communications service. FTTP-based FiOS broadband services are being offered in more than 250 communities, with marketing efforts having just begun in many communities. The company plans to introduce FTTP-based FiOS TV services in the second half of the year.

•	Revenues of $3.8 billion in the consumer market were down $41 million compared with last year’s first quarter, while business revenues of $2.8 billion and wholesale revenues of $2.1 billion were essentially flat. The segment’s $114 million year-over-year revenue decline is significantly impacted by lower revenues from non-core initiatives that have been discontinued or divested since last year.

•	Wireline total operating expenses were $8.2 billion in the first quarter 2005, a 0.9 percent increase from the first quarter 2004. Cash expenses, excluding pension and retiree medical and life insurance benefit costs, increased slightly to $5.7 billion per quarter (non-GAAP measure).

•	Wholesale voice connections — which includes resale, Unbundled Network Element-Platform (UNE-P) and end-to-end wholesale voice services provided under commercial agreements — totaled 6.4 million at the end of the first quarter 2005, up 2.3 percent from the end of the first quarter 2004 and down from 6.6 million at year-end 2004. UNE-P lines decreased by 186,000 from year-end 2004 to the end of the first quarter 2005. The company had 52.2 million switched wireline access lines in service as of the end of the first quarter, down 5.1 percent from a year ago.

•	Verizon’s Enterprise Solutions Group saw continued growth with more than 800 Enterprise Advance sales. First-quarter sales included a five-year, $7 million contract with one of the largest school systems in Los Angeles, Hacienda La Puente, for Verizon’s Enterprise Advance extended network reach and density. Additional contracts were signed with Computer Associates International, Inc. and The Bank of New York.

Wireless:

•	Retail gross additions increased 6.5 percent over the first quarter 2004. Retail net additions increased 31.3 percent, to 1.58 million of the company’s 1.64 million total net additions. (Retail and total net additions include 32,000 customers from acquisitions.)

•	Service revenues (which do not include taxes and regulatory fees) were $6.6 billion in the first quarter 2005, up 19.2 percent compared with the first quarter 2004. Average monthly service revenue per customer increased 2.1 percent in the first quarter 2005 to $49.03.

Verizon News Release, page 6

•	Verizon Wireless continued its industry-leading cost management. In the first quarter 2005, cash expense per customer increased only 2.0 percent year-over-year as the company added a high volume of new customers. This contributed to operating income margin of 20.8 percent in the first quarter 2005, compared with 19.5 percent in the first quarter 2004.

•	Data services usage continued to climb, contributing $416 million in revenues in the first quarter 2005. The company had 17.8 million data customers — a 53 percent increase compared with a year ago.

•	Contributing to wireless data revenues, 3.6 billion text messages were exchanged during the quarter. Additionally, there were 41.4 million picture messages and 34.1 million downloads of Get It Now’s more than 500 games, exclusive content and other applications.

•	Also contributing to data revenue were sales of broadband 3G (third-generation) services to business and consumers, which are exceeding company expectations. During the quarter, the company launched V CAST, the nation’s first 3G consumer multimedia service, delivering high-quality video, movies, 3D games and music clips to 3G handsets. The company continues to add new V CAST video from leading content providers, such as Sesame Street, ESPN, CNN and AccuWeather, to its wide array of 300 daily updated videos. BroadbandAccess service for business customers, providing broadband-speed remote access from laptops and PDAs, continues to grow as the company introduced new 3G PC cards and devices in the first quarter.

•	These broadband services are made possible by the company’s (3G) EV-DO network, the largest and fastest wide-area broadband network in the nation. This network reached 75 million Americans at year-end and is growing steadily.

•	As part of its long-standing strategy of continual network enhancements, the company recently strengthened its spectrum position substantially with the closing of the purchase of several key spectrum licenses, including licenses from NextWave and Qwest, and its participation in the FCC’s Auction 58, which ended in February.

•	Verizon Wireless was again recognized as a great place to work when in February the company was ranked 14th in Training magazine’s “top 100 training organizations in America.” This is the fourth consecutive year the magazine has recognized Verizon Wireless for training and development of employees.

Information Services:

•	Verizon Information Services (VIS) revenues of $897 million decreased 2.4 percent for the first quarter 2005 compared with the first quarter 2004, primarily due to reduced domestic print advertising revenue. Revenues were up slightly compared with the fourth quarter 2004.

Verizon News Release, page 7

•	VIS’ domestic online directory and search service, SuperPages.com, continues to achieve strong growth, as demonstrated by a 25 percent increase in revenue.

International:

•	First-quarter revenues of $517 million represented an increase of 10.5 percent from the first quarter 2004. The increase reflects favorable foreign exchange impacts and operational growth at Verizon Dominicana, Verizon’s 100 percent-owned affiliate in the Dominican Republic.

•	First-quarter segment income was $351 million, compared with $281 million in the first quarter 2004.

With more than $71 billion in annual revenues, Verizon Communications Inc. (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon has a diverse work force of 214,000 in four business units: Domestic Telecom provides customers with wireline and other telecommunications services, including broadband. Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 45.5 million voice and data customers across the United States. Information Services operates directory publishing businesses and provides electronic commerce services. International includes wireline and wireless operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; a significant change in the timing of, or the imposition of any government conditions to, the closing of our business combination transaction with MCI, Inc., if consummated; actual and contingent liabilities in connection with the MCI transaction; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the MCI transaction.

Verizon Communications Inc.

Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	% Change
Operating Revenues	$18,179	$17,056	6.6

Operating Expenses
Cost of services and sales	6,123	5,490	11.5
Selling, general & administrative expense	5,214	5,675	(8.1)
Depreciation and amortization expense	3,460	3,425	1.0

Total Operating Expenses	14,797	14,590	1.4

Operating Income	3,382	2,466	37.1
Equity in earnings of unconsolidated businesses	193	199	(3.0)
Income from other unconsolidated businesses	56	72	(22.2)
Other income and (expense), net	79	(34)	*
Interest expense	(561)	(638)	(12.1)
Minority interest	(613)	(477)	28.5

Income Before Provision for Income Taxes and Discontinued Operations	2,536	1,588	59.7
Provision for income taxes	(779)	(405)	92.3

Income Before Discontinued Operations	1,757	1,183	48.5
Discontinued Operations(1)
Income from operations	—	29	(100.0)
Provision for income taxes	—	(13)	(100.0)

Income on discontinued operations	—	16	(100.0)

Net Income	$1,757	$1,199	46.5

Basic Earnings per Share	$.63	$.43	46.5
Weighted average number of common shares (in millions)	2,769	2,770

Diluted Earnings per Share(2)	$.63	$.43	46.5
Weighted average number of common shares-assuming dilution (in millions)	2,821	2,847

Footnotes:

(1)	Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.
(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $14 million for the first quarter of 2005, and $22 million for the first quarter of 2004, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.
*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	% Change
Operating Revenues
Domestic Telecom	$9,500	$9,614	(1.2)
Domestic Wireless	7,418	6,162	20.4
Information Services	897	919	(2.4)
International	517	468	10.5
Other	(153)	(107)	43.0

Total Operating Revenues	18,179	17,056	6.6

Operating Expenses
Cost of services and sales	6,123	5,490	11.5
Selling, general & administrative expense	5,214	4,947	5.4
Depreciation and amortization expense	3,460	3,425	1.0

Total Operating Expenses	14,797	13,862	6.7

Operating Income	3,382	3,194	5.9
Equity in earnings of unconsolidated businesses	193	199	(3.0)
Income from other unconsolidated businesses	56	29	93.1
Other income and (expense), net	79	9	*
Interest expense	(561)	(638)	(12.1)
Minority interest	(613)	(477)	28.5

Income Before Provision for Income Taxes and Discontinued Operations	2,536	2,316	9.5
Provision for income taxes	(779)	(703)	10.8

Income Before Discontinued Operations	1,757	1,613	8.9
Discontinued Operations (1)
Income from operations	—	29	(100.0)
Provision for income taxes	—	(13)	(100.0)

Income on discontinued operations	—	16	(100.0)

Net Income Before Special Items	$1,757	$1,629	7.9

Basic Earnings per Share	$.63	$.59	6.8
Weighted average number of common shares (in millions)	2,769	2,770

Diluted Adjusted Earnings per Share (2)	$.63	$.58	8.6
Weighted average number of common shares-assuming dilution (in millions)	2,821	2,847

Footnotes:

(1)	Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.
(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $14 million for the first quarter of 2005, and $22 million for the first quarter of 2004, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.
*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 3/31/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Sales of Investments, Net	Other Special Items	3 Mos. Ended 3/31/04 Before Special Items
Operating Revenues	$17,056	$—	$—	$—	$17,056

Operating Expenses
Cost of services and sales	5,490	—	—	—	5,490
Selling, general & administrative expense	5,675	(728)	—	—	4,947
Depreciation and amortization expense	3,425	—	—	—	3,425

Total Operating Expenses	14,590	(728)	—	—	13,862

Operating Income	2,466	728	—	—	3,194
Equity in earnings of unconsolidated businesses	199	—	—	—	199
Income from other unconsolidated businesses	72	—	(43)	—	29
Other income and (expense), net	(34)	—	—	43	9
Interest expense	(638)	—	—	—	(638)
Minority interest	(477)	—	—	—	(477)

Income Before Provision for Income Taxes and Discontinued Operations	1,588	728	(43)	43	2,316
Provision for income taxes	(405)	(282)	—	(16)	(703)

Income Before Discontinued Operations	1,183	446	(43)	27	1,613

Discontinued Operations
Income from operations	29	—	—	—	29
Provision for income taxes	(13)	—	—	—	(13)

Income on discontinued operations	16	—	—	—	16

Net Income	$1,199	$446	$(43)	$27	$1,629

Basic Earnings per Common Share (1)	$.43	$.16	$(.02)	$.01	$.59

Diluted Earnings per Common Share (1)	$.43	$.16	$(.02)	$.01	$.58

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04
Debt to debt and shareowners’ equity ratio-end of period	50.8%	57.0%

Book value per common share	$13.73	$12.09

Cash dividends declared per common share	$.405	$.385

Common shares outstanding (in millions)
End of period	2,767	2,770

Capital expenditures (including capitalized software)
Domestic Telecom	$1,892	$1,282
Domestic Wireless	1,641	1,314
Information Services	13	13
International	46	28
Other	2	4

Total	$3,594	$2,641

Total employees (1)	213,872	203,811

Footnote:

(1)	Prior period adjusted to reflect comparable figure.

Verizon Communications Inc.

Consolidated Balance Sheets

(dollars in millions)

Unaudited	3/31/05	12/31/04	$ Change
Assets
Current assets
Cash and cash equivalents	$692	$2,290	$(1,598)
Short-term investments	2,019	2,257	(238)
Accounts receivable, net	9,285	9,801	(516)
Inventories	1,460	1,535	(75)
Assets held for sale	964	950	14
Prepaid expenses and other	2,591	2,646	(55)

Total current assets	17,011	19,479	(2,468)

Plant, property and equipment	187,482	185,522	1,960
Less accumulated depreciation	113,111	111,398	1,713

	74,371	74,124	247

Investments in unconsolidated businesses	5,817	5,855	(38)
Wireless licenses	42,629	42,090	539
Goodwill	837	837	—
Other intangible assets, net	4,520	4,521	(1)
Other assets	19,697	19,052	645

Total Assets	$164,882	$165,958	$(1,076)

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$3,716	$3,593	$123
Accounts payable and accrued liabilities	13,202	13,177	25
Liabilities related to assets held for sale	400	525	(125)
Other	5,841	5,834	7

Total current liabilities	23,159	23,129	30

Long-term debt	35,471	35,674	(203)
Employee benefit obligations	17,687	17,941	(254)
Deferred income taxes	21,811	22,532	(721)
Other liabilities	4,020	4,069	(49)

Minority interest	24,754	25,053	(299)

Shareowners’ investment
Common stock	277	277	—
Contributed capital	25,387	25,404	(17)
Reinvested earnings	13,621	12,984	637
Accumulated other comprehensive loss	(1,222)	(1,053)	(169)
Common stock in treasury, at cost	(229)	(142)	(87)
Deferred compensation - employee stock ownership plans and other	146	90	56

Total shareowners’ investment	37,980	37,560	420

Total Liabilities and Shareowners’ Investment	$164,882	$165,958	$(1,076)

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	$ Change
Cash Flows From Operating Activities
Income before discontinued operations	$1,757	$1,183	$574
Adjustments to reconcile income before discontinued operations to net cash provided by operating activities:
Depreciation and amortization expense	3,460	3,425	35
Employee retirement benefits	435	1,054	(619)
Deferred income taxes	(281)	124	(405)
Provision for uncollectible accounts	316	390	(74)
Income from unconsolidated businesses	(249)	(271)	22
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(250)	(1,771)	1,521
Other, net	(1,252)	(92)	(1,160)

Net cash provided by operating activities	3,936	4,042	(106)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(3,594)	(2,641)	(953)
Acquisitions, net of cash acquired, and investments	(1,178)	(34)	(1,144)
Proceeds from disposition of businesses	—	117	(117)
Net change in short-term investments	237	282	(45)
Other, net	223	188	35

Net cash used in investing activities	(4,312)	(2,088)	(2,224)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	8	500	(492)
Repayments of long-term borrowings and capital lease obligations	(384)	(2,049)	1,665
Increase in short-term obligations, excluding current maturities	334	572	(238)
Dividends paid	(1,066)	(1,065)	(1)
Proceeds from sale of common stock	25	80	(55)
Purchase of common stock for treasury	(118)	—	(118)
Other, net	(21)	(86)	65

Net cash used in financing activities	(1,222)	(2,048)	826

Decrease in cash and cash equivalents	(1,598)	(94)	(1,504)
Cash and cash equivalents, beginning of period	2,290	669	1,621

Cash and cash equivalents, end of period	$692	$575	$117

Verizon Communications Inc.

Domestic Telecom – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	% Change
Operating Revenues
Local services	$4,481	$4,681	(4.3)
Network access services	3,107	3,099.3
Long distance services	1,081	998	8.3
Other services	831	836	(.6)

Total Operating Revenues	9,500	9,614	(1.2)

Operating Expenses
Cost of services and sales	3,898	3,718	4.8
Selling, general & administrative expense	2,115	2,149	(1.6)
Depreciation and amortization expense	2,187	2,257	(3.1)

Total Operating Expenses	8,200	8,124.9

Operating Income	$1,300	$1,490	(12.8)
Operating Income Margin	13.7%	15.5%

Segment Income	$528	$697	(24.2)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Domestic Telecom – Selected Operating Statistics

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	% Change
Switched access lines in service (000)
Residence	33,644	35,775	(6.0)
Business	18,138	18,806	(3.6)
Public	422	450	(6.2)

Total	52,204	55,031	(5.1)

Wholesale voice connections* (000)	6,378	6,232	2.3
Minutes of use from Carriers and CLECs (in millions)	53,054	58,473	(9.3)
Long distance lines (000)	18,031	16,156	11.6
Broadband connections (000)	3,944	2,664	48.0

High capacity and digital data revenues ($ in millions)
Data transport	$1,894	$1,694	11.8
Data solutions	180	165	9.1

Total revenues	$2,074	$1,859	11.6

Footnote:

*	Resale & UNE-P lines, including lines covered under commercial agreements.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	% Change
Revenues
Service revenues	$6,557	$5,501	19.2
Equipment and other	861	661	30.3

Total Revenues	7,418	6,162	20.4

Operating Expenses
Cost of services and sales	2,098	1,658	26.5
Selling, general & administrative expense	2,630	2,247	17.0
Depreciation and amortization expense	1,150	1,055	9.0

Total Operating Expenses	5,878	4,960	18.5

Operating Income	$1,540	$1,202	28.1
Operating Income Margin	20.8%	19.5%

Segment Income	$433	$318	36.2

Selected Operating Statistics
Subscribers (000)	45,452	38,909	16.8
Penetration	18.5%	16.2%
Subscriber net adds in period(1) (000)	1,636	1,387	18.0
Total churn rate, including prepaid	1.3%	1.6%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

(1)	Includes acquisition of 32,000 subscribers in the first quarter of 2005.

Verizon Communications Inc.

Information Services – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	% Change
Operating Revenues	$897	$919	(2.4)

Operating Expenses
Cost of services and sales	156	135	15.6
Selling, general & administrative expense	284	320	(11.3)
Depreciation and amortization expense	23	21	9.5

Total Operating Expenses	463	476	(2.7)

Operating Income	$434	$443	(2.0)
Operating Income Margin	48.4%	48.2%

Segment Income	$271	$271	—

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Information Services results for the prior year exclude the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The sale was completed in the fourth quarter of 2004.

Verizon Communications Inc.

International - Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04	% Change
Operating Revenues	$517	$468	10.5

Operating Expenses
Cost of services and sales	177	147	20.4
Selling, general & administrative expense	157	128	22.7
Depreciation and amortization expense	84	77	9.1

Total Operating Expenses	418	352	18.8

Operating Income	$99	$116	(14.7)
Operating Income Margin	19.1%	24.8%

Equity in Earnings of Unconsolidated Businesses	$225	$239	(5.9)

Income from Other Unconsolidated Businesses	$56	$29	93.1

Segment Income	$351	$281	24.9

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/05	3 Mos. Ended 3/31/04
Domestic Telecom Cash Operating Expense Excluding Net Pension/OPEB
Domestic Telecom operating expenses	$8,200	$8,124
Less: Domestic Telecom depreciation and amortization	(2,187)	(2,257)
Net pension/OPEB expense	(303)	(214)

Domestic Telecom cash operating expense excluding net pension/OPEB	$5,710	$5,653